EXHIBIT 99.1




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Synergy Resources Corporation Mid-Year Proved Reserves Increase 43%

PLATTEVILLE, CO -- (Marketwired) -- 04/24/14 -- Synergy Resources Corporation (NYSE MKT: SYRG), a U.S. oil and gas exploration and production company focused in the Denver-Julesburg Basin, announces that its mid-year proved reserve evaluation for the six months ending 2/28/2014 increased to 19.7mm/BOE compared to 13.8mm/BOE for the fiscal year end 8/31/2013 and the PV10 value of the proved reserves increased to $326 million from $236 million. Proved developed producing and proved developed non-producing (behind pipe) assets accounted for two thirds of the value of the reserves while the remaining third of the value is proved undeveloped reserves.

William E. Scaff, Jr. co- CEO of Synergy commented, "The increase in our reserves is largely a result of the success of our operated horizontal drilling program with our first 11 horizontal wells being included as proved developed producing assets. Our plans call for another 20-25 horizontal wells to be included in the reserve report for our fiscal year ending August 31st, 2014. We continue to work with Ryder Scott Company, our third party reserve engineers, to account for increased density of horizontal Niobrara and Codell wells in the Wattenberg Field." About Synergy Resources Corporation

Synergy Resources Corporation is a domestic oil and natural gas exploration and production company. Synergy's core area of operations is in the Denver-Julesburg Basin, which encompasses Colorado, Wyoming, Kansas, and Nebraska. The Wattenberg field in the D-J Basin ranks as one of the most productive fields in the U.S. The company's corporate offices are located in Platteville, Colorado. More company news and information about Synergy Resources is available at www.syrginfo.com.

Important Cautions Regarding Forward Looking Statements

This press release may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "believes", "expects", "anticipates", "intends", "plans", "estimates", "should", "likely" or similar expressions, indicates a forward-looking statement. These statements are subject to risk and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information. The identification in this press release of factors that may affect the company's future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the company's actual results to differ materially from those

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expressed or implied by forward-looking  statements include, but are not limited to: the success of the company's exploration and development efforts; the price of oil and gas; worldwide economic situation; change in interest rates or inflation; willingness and ability of third parties to honor their contractual commitments; the company's ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the company's capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as the same presently exist or may later be amended; the company's ability to identify, finance and integrate any future acquisitions; and the volatility of the company's stock price.